Exhibit 99

FIRST PACTRUST BANCORP, INC. ANNOUNCES

3rd QUARTER EARNINGS

November 3, 2003

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced net income of $970,000 for the quarter ended September 30, 2003 compared to net income of $712,000 for the quarter ended September 30, 2002. For the nine months ended September 30, 2003, First PacTrust Bancorp reported net income of $3.0 million, an increase of $1.1 million or 57.6% compared to net income of $1.9 million for the nine months ended September 30, 2002. First PacTrust Bancorp reported basic and diluted earnings per share of $.61 for the nine months ended September 30, 2003 and $.20 for the quarter ended September 30, 2003. First PacTrust Bancorp, Inc. reported earnings per share of $.07 for the nine months ended September 30, 2002 and was calculated from August 22, 2002 the completion date of its initial public offering.

Net interest income before provision for loan losses increased 31.8% to $4.6 million for the quarter ended September 30, 2003 as compared to $3.5 million for the comparable quarter in the prior year. Total interest income increased $1.3 million to $7.0 million as compared to $5.7 million in the prior year’s quarter, reflecting continued loan growth, partially offset by a decrease in average yields. Interest expense increased $159,000 to $2.4 million for the quarter ended September 30, 2003 from $2.2 million for the quarter ended September 30, 2002 reflecting increased FHLB advances used to fund loan growth, partially offset by lower interest rates.

During the third quarter of 2003, a $435,000 provision for loan loss was made compared to $269,000 in the same period of the prior year reflecting an increase in loans originated. The allowance for loan losses was $4.0 million or .72% of total loans at September 30, 2003 compared to $2.5 million or .75% of total loans at September 30, 2002, and was $3.0 million or .74% of total loans at December 31, 2002.

During the third quarter of 2003, net interest income after provision for loan losses was $4.1 million, a 29.2% increase compared to $3.2 million for the third quarter of the prior year.

Noninterest income increased 53.6% to $384,000 for the current quarter from $250,000 in the prior year quarter primarily as a result of increased monthly fees and service charges as a result of increased transaction volume.

Noninterest expense increased $688,000 to $2.9 million for the third quarter of 2003 from $2.2 million in the prior year quarter. The increase primarily resulted from an increase in salaries and employee benefits related to the establishment of the ESOP plan in the third quarter of 2002, the establishment of the MRP stock award plan in the second quarter of 2003, and the hiring of additional personnel to staff the Rancho Bernardo branch facility opened in July of 2003.

Total assets increased by $153.6 million, or 33.4%, to $613.5 million at September 30, 2003 from $459.9 million at December 31, 2002. Loans receivable increased to $566.9 million at September 30, 2003 up 40.4% from $403.7 million at December 31, 2002. This resulted from increased loan originations in real estate lending, primarily on single-family residences. The increase in loans was financed primarily by an increase in deposits of

$79.0 million up from $279.7 million at December 31, 2002 and increased advances from the Federal Home Loan Bank of $74.3 million up from $90.1 million at December 31, 2002.

Stockholders’ equity decreased $1.3 million to $87.6 million at September 30, 2003 from $88.9 million at December 31, 2002, resulting primarily from the purchase of 211,600 shares of treasury stock for $4.0 million and the payment of dividends of $939,000. These items were partially offset by net income of $3.0 million year-to-date as well as ESOP and stock awards earned totaling $808,000.

During the latter part of October significant wildfires occurred in Southern California comprising most of the Bank’s market area. Non-accrual loans and delinquencies may increase due to damage incurred to the collateral securing the bank’s loans and/or as a result of the event impacting the financial position of the bank’s customers. As of this date, management is not aware of any significant loss.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$6,950	$5,691	$20,143	$15,947
Total interest expense	2,386	2,227	6,613	6,253

Net interest income	4,564	3,464	13,530	9,694
Provision for loan losses	435	269	1,063	708

Net interest income after provision for loan losses	4,129	3,195	12,467	8,986
Noninterest income	384	250	947	739
Noninterest expense	2,894	2,206	8,300	6,521

Income before taxes	1,619	1,239	5,114	3,204
Income tax provision	649	527	2,142	1,318

Net income	$970	$712	$2,972	$1,886

Earnings per share*
Basic and diluted	$.20	$.07	$.61	$.07

* Earnings per share is calculated based on the period of time from completion date of the initial public offering, August 22, 2002 through the end of the quarter September 30, 2002.

	September 30, 2003	December 31, 2002
	(In thousands)
Selected Financial Condition Data
Total assets	$613,520	$459,917
Cash and cash equivalents	18,751	11,506
Loans receivable, net	566,931	403,732
Securities available for sale	8,533	18,733
Deposits	358,744	279,714
Advances from Federal Home Loan Bank	164,400	90,100
Stockholders’ equity	87,566	88,881

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Selected Financial Ratios (1)
Return on average assets	.66%	.67%	.75%	.65%
Return on average equity	4.44	4.74	4.47	4.75
General and administrative expenses to average assets	1.98	1.06	2.09	1.06
Efficiency ratio (2)	58.49	59.40	57.33	62.50
Net interest margin	3.22	3.50	3.54	3.62

	As of September 30, 2003	As of September 30, 2002
Non-performing assets to total assets (3)	.01%	.01%
Book value per common share (4)	$18.08	18.01

(1) All applicable quarterly ratios reflect annualized figures.

(2) Represents noninterest expense divided by net interest income plus noninterest income.

(3) Non-performing assets consists of loans greater than 90 days delinquent and real estate owned, if applicable

(4) Represents total equity divided by total shares outstanding, excluding unearned ESOP shares and unearned MRP stock awards.